SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                              Century Bancorp, Inc.
                                (Name of Issuer)

                      Class A Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    156432106
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 156432106                  13G/A                  Page 2 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Endicott Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 3 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Partners II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 4 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Offshore Investors, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               CO
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 5 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               W.R. Endicott, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 6 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               W.R. Endicott II, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 7 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Management Company
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               CO
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 8 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Wayne K. Goldstein (in the capacity described herein)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                  Page 9 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Robert I. Usdan (in the capacity described herein)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

CUSIP No. 156432106                   13G/A                 Page 10 of 18 Pages


ITEM 1(a).   NAME OF ISSUER:

               Century Bancorp, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               400 Mystic  Avenue, Medford, MA  02155

ITEM 2(a).   NAME OF PERSON FILING:
             (i)     Endicott Partners, L.P., a Delaware limited partnership
                     ("EPLP");
             (ii) Endicott Partners II, L.P., a Delaware limited partnership ("EPII");
             (iii) Endicott Offshore Investors, Ltd., a British Virgin Islands international business company ("EOI");
             (iv) W.R. Endicott, L.L.C., a Delaware limited liability company ("WRE LLC") and general partner of EPLP;
             (v) W.R. Endicott II, L.L.C., a Delaware limited liability company ("WRE II LLC") and general partner of EPII;
             (vi) Endicott Management Company, a Delaware corporation ("Endicott Management") and advisor to EOI and two managed accounts;
             (vii) Wayne K. Goldstein ("Mr. Goldstein"), a Managing Member of WRE LLC and WRE II LLC and Co-President of Endicott Management; and
             (viii) Robert I. Usdan ("Mr. Usdan"), a Managing Member of WRE LLC and WRE II LLC and Co-President of Endicott Management.

ITEM 2(b).   ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

             The address of the principal business offices of each of: (i) EPLP; (ii) EPII; (iii) WRE LLC; (iv) WRE II LLC; (v) Endicott Management; (vi) Mr. Goldstein; and (vii) Mr. Usdan is 623 Fifth Avenue, Suite 3104, New York New York 10022.

             The address of the principal business offices of EOI is c/o Trident Fund Services (B.V.I.) Ltd, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

ITEM 2(c).   CITIZENSHIP:
             EPLP - a Delaware limited partnership
             EPII - a Delaware limited partnership
             EOI   - a British Virgin Islands international business company
             WRE LLC - a Delaware limited liability company
             WRE II LLC - a Delaware limited liability company
             Endicott Management - a Delaware corporation
             Mr. Goldstein - United States
             Mr. Usdan - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
                 Class A Common Stock, $1.00 par value

ITEM 2(e).   CUSIP NUMBER: 156432106

CUSIP No. 156432106                   13G/A                 Page 11 of 18 Pages


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 156432106                   13G/A                 Page 12 of 18 Pages


ITEM 4.      OWNERSHIP.

     A.   EPLP
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     B.   EPII
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     C.   EOI
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     D.   WRE LLC
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     E.   WRE II LLC
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     F.   Endicott Management
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0

              (iv)  Shared power to dispose or direct the disposition: 0

     G.   Mr. Goldstein
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

     H.   Mr. Usdan
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 0

CUSIP No. 156432106                   13G/A                 Page 13 of 18 Pages


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Common Stock, check the following [X].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             See Item 2.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             Not applicable.

ITEM 10.     CERTIFICATION.

             By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 156432106                   13G/A                 Page 14 of 18 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008


                                       ENDICOTT PARTNERS, L.P.

                                       By:  W.R. Endicott, L.L.C.,
                                            its general partner


                                       By:  /s/ Wayne K. Goldstein
                                            ------------------------------------
                                            Name:  Wayne K. Goldstein
                                            Title: Managing Member


                                       ENDICOTT PARTNERS II, L.P.

                                       By:  W.R. Endicott II, L.L.C.,
                                            its general partner

                                       By:  /s/ Wayne K. Goldstein
                                            ------------------------------------
                                            Name: Wayne K. Goldstein
                                            Title: Managing Member


                                       W.R. ENDICOTT, L.L.C.

                                       By:  /s/ Wayne K. Goldstein
                                            ------------------------------------
                                            Name: Wayne K. Goldstein
                                            Title: Managing Member


                                       W.R. ENDICOTT II, L.L.C.

                                       By:  /s/ Wayne K. Goldstein
                                            ------------------------------------
                                            Name: Wayne K. Goldstein
                                            Title: Managing Member


                                       ENDICOTT OFFSHORE INVESTORS, LTD.

                                       By:  /s/ Robert I. Usdan
                                            ------------------------------------
                                            Name: Robert I. Usdan
                                            Title: Director

CUSIP No. 156432106                   13G/A                 Page 15 of 18 Pages



                                       ENDICOTT MANAGEMENT COMPANY

                                       By:  /s/ Wayne K. Goldstein
                                            ------------------------------------
                                            Name:  Wayne K. Goldstein
                                            Title: Co-President


                                       /s/ Wayne K. Goldstein
                                       -----------------------------------------
                                       Wayne K. Goldstein


                                       /s/ Robert I. Usdan
                                       -----------------------------------------
                                       Robert I. Usdan